Press Release

Contact:	Matthew M. Partridge Senior Vice President and Chief Financial Officer (386) 944-5643 mpartridge@ctorealtygrowth.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH INREASES QUARTERLY DIVIDEND BY 150%, DECLARES DIVIDEND FOR THE FOURTH QUARTER 2020

DAYTONA BEACH, FL, October 28, 2020 – CTO Realty Growth, Inc. (NYSE American: CTO) (the “Company” or “CTO”) announced today that its Board of Directors has authorized, and the Company has declared, an increase in the Company’s quarterly cash dividend to $1.00 per share of common stock for the fourth quarter of 2020 from its previous quarterly cash dividend of $0.40 per share of common stock.  The dividend is payable on November 30, 2020 to shareholders of record as of the close of business on November 16, 2020.  The 2020 fourth quarter cash dividend represents a 150% increase over the Company’s previous quarterly dividend and an annualized yield of approximately 9.5% based on the closing price of the common stock on October 27, 2020.

“This is the 44th consecutive year CTO has paid a cash dividend to its shareholders and this most recent increase of 150% reflects the continued strength and growth of our Company," said John P. Albright, President and Chief Executive Officer of CTO Realty Growth.”

The Company also announced that it has adopted a Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan"). The Plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component allows the Company's shareholders to designate all or a portion of the cash dividends on their shares of common stock for reinvestment in additional shares of common stock. The direct stock purchase component allows shareholders and new investors to purchase shares of common stock directly from the Company.

The Plan will be administered through the Company's transfer agent, Computershare, N.A. ("Computershare"). Computershare will purchase shares for the Plan either in the open market or directly from the Company as newly issued shares of common stock, as described in the Plan. Shareholders and other persons may obtain a copy of the Plan prospectus and enrollment applications by contacting Computershare at 1-800-368-5948 or visiting Computershare’s website at www.computershare.com/investor. All shareholders and new investors considering enrollment in the Plan should carefully review the terms of the Plan and consult with their advisors as to the implications of enrollment in the Plan.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. (NYSE American: CTO) is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.4 million square feet in diversified markets in the United States and an approximately 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE).

We encourage you to review our most recent investor presentation, which is available on our website at www.ctorealtygrowth.com.

SAFE HARBOR

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include: (1) uncertainties relating to the estimate of the amount of the Special Distribution; (2) the expected timing and likelihood of completion of the Merger; (3) the possibility that the Company’s shareholders may not approve the Merger; (4) risks related to disruption of management’s attention from ongoing business operations due to the Merger and REIT conversion; (5) the Company’s ability to remain qualified as a REIT; (6) the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; (7) general adverse economic and real estate conditions; (8) the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; (9) the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; (10) the completion of 1031 exchange transactions; (11) the availability of investment properties that meet the Company’s investment goals and criteria; (12) the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and (13) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. For additional information regarding factors that may cause the Company’s actual results to differ materially from those set forth in the Company’s forward-looking statements, the Company refers you to the information contained under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in the Company’s Definitive Proxy Statement on Schedule 14A dated October 19, 2020, each as filed with the Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.